UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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BIOGEN IDEC INC.
(Name of Registrant as Specified In Its Charter)

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May 15, 2009
Dear Fellow Biogen Idec Stockholder:
For more than 30 years, Biogen Idec has been transforming discoveries into breakthrough therapies that improve the lives of patients around the world. With leading biotechnology products, a robust pipeline and talented people, we are delivering significant value for our patients and shareholders. Biogen Idec was named 2008 Company of the Year by Pharmaceutical Executive Magazine and just last month, Forbes Magazine named Biogen Idec a “Global High Performer”.
We have delivered this strong performance by addressing the high unmet medical needs of our patients. Patients in more than 90 countries benefit from Biogen Idec’s products and research. We have an industry-leading multiple sclerosis (MS) franchise with Avonex, the world’s most prescribed therapy for relapsing forms of MS; and Tysabri, a breakthrough therapy with powerful efficacy, which as of the end of March had reached approximately 40,000 clinical and commercial patients. We also market Rituxan, the world’s leading cancer therapy and a treatment for non-Hodgkin’s lymphoma and rheumatoid arthritis.1
We continue to seek new ways to serve the unmet medical needs of patients. We have a rich and deep pipeline that includes research and development programs in 15 indications spanning neurology, oncology, immunology, cardiovascular and hematology. We have 35 preclinical and discovery research programs and 60 clinical trials ongoing including 20 trials in phase 2 and beyond. It is no surprise then that Moody’s Investor Service earlier this year ranked our pipeline #1 in Late Stage Pipeline Quality and #4 in Pipeline Diversity.
Your Board and Management are proud of the work that Biogen Idec is doing and the exceptional value it has created for its stockholders. But your Company is not stopping there: we are aggressively investing in future treatment options with the most diverse and active pipeline in the industry. As you decide how to vote, we urge you to not to be misled by Carl Icahn’s rhetoric, but rather, to consider your Board’s proven track record of delivering on its commitment to you. We urge you to vote for your Company’s four highly regarded and accomplished nominees. Please use the WHITE proxy card to vote — by telephone, by Internet or by signing, dating and returning your WHITE proxy card in the enclosed postage-paid envelope TODAY.
Thank you for your continued support.
Sincerely,

Bruce Ross, Chairman	James Mullen, Chief Executive Officer

[1]	AVONEX® (Interferon beta-1a), TYSABRI® (natalizumab), RITUXAN® (rituximab)

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.
If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (877) 750-5836
Banks and Brokers Call Collect: (212) 750-5833
IMPORTANT
We urge you NOT to sign any Gold proxy card sent to you by The Icahn Parties.
Important Information
On April 27, 2009, Biogen Idec filed a definitive proxy statement with the SEC in connection with the Company’s 2009 Annual Meeting. Biogen Idec’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at http://investor.biogenidec.com. The Company’s definitive proxy statement and other materials will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142 or by contacting our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836.